UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  October 22, 2015

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

951 Gateway Boulevard
South San Francisco, California 94080
(650) 238-9600

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 28, 2015, Theravance, Inc. (the “Company”) issued a press release and is holding a conference call regarding its results of operations and financial condition for the quarter ended September 30, 2015. A copy of the press release, which includes information regarding the Company’s use of non-GAAP financial measures, is furnished as Exhibit 99.1 to this Current Report.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)         On October 22, 2015, the Board of Directors of the Company approved and adopted the Amended and Restated Bylaws of the Company (the “Bylaws”). The Bylaws include an update for a forum selection clause specifying Delaware as the sole and exclusive forum for derivative or breach of duty suits or proceedings, claims relative to the General Corporation Law of Delaware, the Certificate of Incorporation or Bylaws of the Company, or suits pertaining to the internal affairs of the Company.

The foregoing summary description of certain provisions of the Bylaws are qualified in their entirety by the full text of the Bylaws, a copy of which is filed as Exhibit 3.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On October 28, 2015, the Company disclosed the information set forth below.

Share Repurchase Program

The Company announced today the acceleration of its capital return plan with a $150 million share repurchase plan effective through the end of 2016 that was approved by the Company’s Board of Directors.  The Company currently intends to repurchase its shares over time through a combination of the tender offer referred to below and open market purchases, and may also repurchase shares through private transactions, exchange offers, additional tender offers or other means. The Company intends to fund this program using its working capital.

“Modified Dutch Auction” Tender Offer

Under the new share repurchase program, the Company announced that it plans to launch promptly a “modified Dutch auction” tender offer to purchase up to $75 million of its common stock, at a price per share of not less than $8.50 and not greater than $9.25.  The tender offer will be contingent upon satisfaction of customary conditions. Additional details regarding the pricing and other terms will be provided upon formal commencement of the tender offer.

The Company had approximately 117.4 million shares of common stock outstanding as of October 28, 2015.

Information Regarding the Planned Tender Offer

This description is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The planned tender offer described in this Item 8.01 has not yet commenced, and there can be no assurance that the Company will commence the tender offer on the terms described in this Item 8.01 or at all. If the Company commences the tender offer, the tender offer will be made solely by an Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented.

Stockholders and investors are urged to read any Tender Offer Statement on Schedule TO filed by the Company with the SEC in connection with the tender offer including the Offer to Purchase, the related Letter of Transmittal and other offer materials and exhibits thereto, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. If the Company commences the tender offer, it will file each of the documents referenced in this paragraph with the SEC, and, when available, investors may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent engaged in connection with the tender offer.

Note Regarding Share Repurchase Program

The Company’s announcement of its share repurchase program does not obligate the Company to repurchase any specific dollar amount or number of its shares of common stock. The Company will determine when, if and how to proceed with any repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon, among other things, the results of the tender offer and the Company’s evaluation of its liquidity and capital needs (including for strategic and other opportunities), its business, results of operations, and financial position and prospects, general financial, economic and market conditions, prevailing market prices for the Company’s shares of common stock, corporate, regulatory and legal requirements, and other conditions and factors deemed relevant by the Company’s management and Board of Directors from time to time. The share repurchase program may be suspended or discontinued at any time. There can be no assurance as to the actual volume of share repurchases in any given period or over the term of the program, if any, or as to the manner or terms of any such repurchases. The information in this Item 8.01 does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.

Item 9.01.                                  Financial Statements and Exhibits.

(d) Exhibits

3.6	Amended and Restated Bylaws of Theravance, Inc.
99.1	Press Release dated October 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: October 28, 2015	By:	/s/ Eric d’Esparbes
Eric d’Esparbes
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.6	Amended and Restated Bylaws of Theravance, Inc.
99.1	Press Release dated October 28, 2015